Exhibit 10.2

ROYALTY TERMINATION AGREEMENT

This ROYALTY TERMINATION AGREEMENT dated the 9th day of July, 2015,

BETWEEN:

COMPAÑÍA MINERA TECK CARMEN DE ANDACOLLO, a contractual mining company organized under the laws of Chile (“Operator”),

AND:

ROYAL GOLD CHILE LIMITADA, a limited liability company organized under the laws of Chile (“RG Chile”),

(collectively, the “Parties”)

WHEREAS:

A.                                    The Operator (formerly known as Compañía Minera Carmen de Andacollo) and Royal Gold, Inc. are parties to that certain Master Agreement dated April 3, 2009, amended by Amendment No. 1 to the Master Agreement dated August 12, 2009 and further amended and restated by the Amended and Restated Master Agreement dated January 12, 2010 (together, the “Master Agreement”);

B.                                    The Operator and Royal Gold, Inc. were parties to that certain Royalty Agreement (the “Original Royalty Agreement”) and granted an Irrevocable Mandate (the “Irrevocable Mandate”), both dated January 12, 2010;

C.                                    Pursuant to the Cesión de Derechos y Asunción de Posición Contractual (the “Cesión”) between Royal Gold, Inc. and RG Chile dated January 25, 2010, Royal Gold, Inc. sold, assigned and transferred all the rights that Royal Gold, Inc. had under the Original Royalty Agreement to RG Chile;

D.                                    Pursuant to the Primera Modificación y Complementación de Contrato de Regalía between the Operator and RG Chile dated December 29, 2011, the Original Royalty Agreement was amended to include some mining concessions to the Original Royalty Agreement (the “Royalty Agreement Amendment”, and together with the Original Royalty Agreement, the “Royalty Agreement”);

E.                                     The Operator and Royal Gold, Inc. are in compliance with the Master Agreement, and the Operator and RG Chile are in compliance with the Royalty Agreement and no penalties or payments are owing by any Party to another Party in respect of any breach or waiver of the Master Agreement or the Royalty Agreement;

F.                                      Concurrently with the execution of this Agreement, the Operator and Royal Gold, Inc. will enter into an agreement terminating the Master Agreement (the “Master Agreement Termination Agreement”); and

G.                                    In consideration for the Royalty Termination Payment (as defined below) RG Chile have agreed with the Operator to terminate the Royalty Agreement and the Irrevocable Mandate, subject to the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties covenant and agree as follows:

ARTICLE ONE
 CERTAIN DEFINED TERMS AND CONSTRUCTION

1.1                               Capitalized Terms.

Capitalized terms as used, but not defined, in this Agreement, shall have the meanings assigned to them in the Original Royalty Agreement.

1.2                               Construction.

In this Agreement:

[Signature Page to Royalty Termination Agreement]

(a)                                 unless the context otherwise clearly requires: (A) references to the plural include the singular, and references to the singular include the plural; (B) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (C) the terms  “Agreement,” “hereof,” “herein,” “hereunder,” “hereto,” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement; (D) “or” is used in the inclusive sense of “and/or”; (E) if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning; (F) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s); (G) the terms “business day” and “business days” mean and refer to any day other than a Saturday, Sunday, or federal statutory holiday in the United States of America, provincial statutory holiday in British Columbia or statutory holiday in Chile; and (H) if any action, including a payment hereunder, is required to be taken pursuant to this Agreement on or by a specified date that is not a business day, the action is valid if taken on or by the next business day.

(b)                                 unless otherwise specified, all references to articles, sections, and exhibits are to the Articles, Sections, and Exhibits of this Agreement;

(c)                                  the headings of the Sections and Subsections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(d)                                 except where otherwise expressly provided, all monetary amounts are stated and shall be paid in the currency of United States of America;

1.3                               Fair Meaning.

This Agreement shall be construed according to its fair meaning, taken as a whole, as if the Parties had prepared it jointly, not as if prepared by one of the Parties.

ARTICLE TWO
 TERMINATION

2.1                               Termination

The Operator and RG Chile hereby confirm and agree that, effective as of June 30, 2015 (the “Termination Effective Date”) the Royalty Agreement, as well as certain documents ancillary to the Royalty Agreement, being (i) the Irrevocable Mandate, and (ii) any registration, guarantee, security interest (caución), or annotation related thereto, including those relating to the mortgage and prohibitions referred to in sections 6(j)(iii), 6(p) and 6(q) of the Original Royalty Agreement, registered at page 1 number 1 of the Mortgages and Encumbrances Registry and at page 1 number 1 of the Prohibition Registry, respectively, both of the Mining Registry of Andacollo corresponding to 2010; and in sections 3 and 4 of the Royalty Agreement Amendment, registered at page 1 number 1; page 3 number 2; page 5 number 3; page 7 number 4 and page 9 number 5 all of the Mortgages and Encumbrances Registry, and at page 4 number 4; page 7 number 5; page 10 number 6; page 13 number 7 and page 16 number 8 all of the Prohibition Registry, respectively, all of the Mining Registry of Andacollo corresponding to 2012 (together the “Mortgages and Prohibitions”), be terminated without the need of any declaration, judicial or otherwise, further action from, or document executed by, any of the Parties, and the Royalty Agreement shall thereafter in all respects be terminated and all interests, rights, obligations or liabilities created under the Royalty Agreement and the Irrevocable Mandate shall be extinguished.

2.2                               Royalty Termination Payment.

As consideration for the termination of the Royalty Agreement, the Operator shall on the date first written above pay to RG Chile $345,000,000.00 in cash or other immediately available funds (the “Royalty Termination Payment”).

2.3                               Other Payments.

The Operator and RG Chile covenant and agree that, notwithstanding the termination of the Royalty Agreement and Irrevocable Mandate pursuant to Section 2.1,

(a)                                 the following payments, without duplication, shall be made in cash or other immediately available funds within 15 days of the Termination Effective Date:

(i)                                     the Operator shall pay to RG Chile an amount equal to the Royalty that would have been payable in respect of Operator’s sale or disposition of Subject Minerals for which it has received or been credited with payment under the relevant Metal Sales Contract during the calendar month of June 2015, had the Royalty Agreement not been terminated; and

(ii)                                  with respect to any copper concentrate produced from the Subject Properties that was shipped prior to the Termination Effective Date, but for which the Operator has not received or been credited with all provisional and final payments for the sale or disposition of such Subject Minerals under the relevant Metal Sales Contract, the Operator shall pay to RG Chile an amount equal to result of (A) the product obtained by multiplying (i) the Payable Subject Minerals in such copper concentrate, as determined solely by the weighing, sampling and assaying conducted by the Operator by (ii) 75% and then multiplying the resulting product by (iii) the Net Reference Price, minus, (B) the amount of any Royalty payment previously made by the Operator in respect of such copper concentrate.

(b)                                 the Operator will reconcile, on an aggregate basis, any adjustments to the Royalty Statements as may be necessary for the calendar quarter ended June 30, 2015, in accordance with Section 4(c) of the Original Royalty Agreement.  In the event such an adjustment reflects:

(i)                                     a balance owing to RG Chile, the Operator shall provide written notice to RG Chile of the amount of such underpayment and will pay such underpayment to RG Chile in cash or other immediately available funds, within 10 days of the date in which the adjustment has been determined; and

(ii)                                  an overpayment to RG Chile, the Operator shall provide notice to RG Chile of the amount of such overpayment and RG Chile will pay such overpayment to the Operator in cash or other immediately available funds within 10 days of the date in which the adjustment has been determined.

(c)                                  For the avoidance of doubt, any payment that may be necessary by the Operator due to the fact that the average Payable Factor with respect to copper concentrate referred to in Section 2.3(a)(ii) is less than 90.6% is payable under Section 2.3(b) only, and not both Section 2.3(a)(ii) and (b).  Furthermore, there shall be no duplication of amounts payable under Section 2.3(a) and (b).

ARTICLE THREE
 REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of Operator.

The Operator hereby represents and warrants to RG Chile, and acknowledges that RG Chile is relying on such representations and warranties in entering this Agreement, that:

(a)                                 Organization.  The Operator is a contractual mining company duly incorporated, validly existing and in good standing under the laws of Chile and has all requisite corporate power and capacity to enter into this Agreement and to carry out the transactions contemplated hereby;

(b)                                 Authorization; No Conflict.  The execution, delivery and performance by the Operator of this Agreement have been duly authorized by all necessary shareholder and corporate action on the part of the Operator and do not and will not: (i) contravene the Operator’s constating documents; (ii) materially violate any provision of any Governmental Requirement, order, judgment, injunction, decree, determination or award presently in effect; or (iii) result in a material breach of or constitute a material default under or require the consent of any Person pursuant to any indenture or loan, credit agreement, debenture or any other agreement, lease or instrument to which the Operator is a party or by which it or its properties may be bound or affected;

(c)                                  Governmental and Other Approvals.  No Approval of any Governmental Authority or other third party is required for the due execution and delivery of, and the due performance of all obligations of, the Operator under this Agreement, except for Approvals as have been obtained or for which application has been made, and registration of the termination and cancellation of the Mortgages and Prohibitions;

(d)                                 Binding Obligations.  This Agreement is a legal, valid and binding obligation of the Operator, enforceable against the Operator in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors’ rights generally;

(e)                                  Litigation.  There is no claim, action, lawsuit, proceeding, arbitration, mediation or investigation pending or, to the knowledge of the Operator, threatened against or involving the Operator or the Project to restrain, prohibit, materially limit or impose material adverse conditions on this Agreement or the transactions contemplated by this Agreement;

(f)                                   No Judgments or Decrees.  The Operator is not bound by any judgment, order, writ, injunction or decree which prohibits, restrains, materially limits or imposes material adverse conditions on, this Agreement or the transactions contemplated by this Agreement; and

(g)                                  Compliance.  The Operator and, to the knowledge of the Operator, RG Chile are in compliance with the Royalty Agreement and no penalties or payments are owing by either the Operator or, to the knowledge of the Operator, RG Chile to the other in respect of any breach or waiver of the Royalty Agreement.

3.2                               Representations and Warranties of RG Chile.

RG Chile hereby represents and warrants to the Operator, and acknowledges that the Operator is relying on such representations and warranties in entering this Agreement, that:

(a)                                 Organization and Qualification. RG Chile is a limited liability company duly incorporated, validly existing and in good standing under the laws of Chile and has all requisite corporate power and capacity to enter into this Agreement and to carry out the transactions contemplated hereby;

(b)                                 Authorization; No Conflict.  The execution, delivery and performance by RG Chile of this Agreement have been duly authorized by all necessary corporate action on the part of RG Chile and do not and will not: (i) contravene RG Chile’s constating documents; (ii) materially violate any provision of any Governmental Requirement, order, writ, judgment, injunction, decree, determination or award presently in effect; (iii) result in a material breach of or constitute a material default under or require the consent of any Person pursuant to any indenture or loan, credit agreement, debenture or any other agreement, lease or instrument to which RG Chile is a party or by which it or its properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to the Royalty Agreement or any right or interest therein;

(c)                                  Governmental and Other Approvals.  No Approval of any Governmental Authority or other third party is required for the due execution and delivery of, and the due performance of all obligations of RG Chile under this Agreement except for Approvals as have been obtained or for which application has been made, and registration of the termination and cancellation of the Mortgages and Prohibitions;

(d)                                 Binding Obligations.  This Agreement is a legal, valid and binding obligation of RG Chile, enforceable against RG Chile in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors’ rights generally;

(e)                                  Litigation.  There is no claim, action, lawsuit, proceeding, arbitration, mediation or investigation pending or to the knowledge of RG Chile, threatened against or involving RG Chile or the Royalty Agreement to restrain, prohibit, materially limit or impose material adverse conditions on the transactions contemplated by this Agreement;

(f)                                   No Transfer or Assignment. RG Chile has not transferred or assigned any interest or obligation under the Royalty Agreement to any Person;

(g)                                  Full Title and Interest in Royalty Agreement.  RG Chile is the exclusive owner of the Royalty Agreement and no Person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to all or any part of the Royalty Agreement or any right or interest therein; and

(h)                                 No Liens.  RG Chile’s right, title and interest in and to the Royalty Agreement and any Royalty thereunder is not subject to any Lien.  RG Chile has not granted or agreed to grant, any Lien affecting or in the Royalty Agreement or any right or interest therein other than a Lien in favour of HSBC Bank USA, National Association, as agent (the “HSBC Charge”).  The HSBC Charge has been released and is not valid or enforceable on the date of this Agreement.

ARTICLE FOUR
COVENANTS

4.1                               Appropriate Action; Consents; Filings; Registrations.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things required under applicable Governmental Requirements or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (A) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, and (B)  making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement under any applicable Governmental Requirement; provided, however that each Party shall cooperate with the other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and their advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith.  Each Party shall furnish to each other all information reasonably required for any application or other filing to be made pursuant to any applicable Governmental Requirement in connection with the transactions contemplated by this Agreement.

(b)                                 The Parties covenant and agree, promptly following the date first written above, to grant or execute all such further agreements, deeds, public or private instruments, or documents and do all such further actions as may be necessary to:

(i)                                     evidence the termination of the Royalty Agreement and the Irrevocable Mandate as of the Termination Effective Date; and

(ii)                                  release and cancel the Mortgages and Prohibitions;

(c)                                  The Parties covenant and agree that, promptly following the date first written above, the Parties shall each use their commercially reasonable efforts to request the notes and registrations applicable at the public notary where the Royalty Agreement and the Irrevocable Mandate was executed or at the relevant Mining Register to (I) evidence the termination of the Royalty Agreement as of the Termination Effective Date, and (II) the release and cancellation of the Mortgages and Prohibitions.  Following such notes and registrations:

(i)                                     the Parties shall request that the relevant Mining Register issue for each of the Subject Properties the following certificates: (I) mortgages and encumbrances; (II) interdictions and prohibitions; and (III) ownership;

(ii)                                  RG Chile will deliver to the Operator a legalized copy of the notes and registrations made evidencing the termination of the Royalty Agreement, the Irrevocable Mandate and the Mortgages and Prohibitions evidencing the cancellation of the mortgages and prohibitions, and marginal notes made under the Royalty Agreement; and

(iii)                               RG Chile will deliver to the Operator mortgages and encumbrances, and interdictions and prohibitions certificates issued by the relevant Mining Register for each of the Subject Properties, evidencing that the Subject Properties are free of mortgages, encumbrances, interdictions or prohibitions registered under the Royalty Agreement;

4.2                               Publicity.

Each Party agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by this Agreement, any Governmental Requirement or by the applicable requirements of any securities exchange or marketplace and then only to the extent required by such Governmental Requirement or applicable requirements.

4.3                               Confidentiality.

Each of RG Chile and Operator agree to comply with the covenants and restrictions set out in Section 6(f) (Confidentiality) of the Original Royalty Agreement applicable to it regarding non-public data or information concerning Operator’s operations or Subject Properties or otherwise obtained under the Royalty Agreement, as if the provisions of Section 6(f) were set out in this Agreement.

4.4                               Releases.

Effective upon the Termination Effective Date, each of the Operator and RG Chile hereby releases, remises and forever discharges the other from its obligations under the Royalty Agreement, and from all manner of actions, causes of action, proceedings, suits, liabilities, debts, dues, sums of money, claims, demands or interests whatsoever, at law or in equity, that either of them now have or hereafter may have against the other arising out of or relating to the Royalty Agreement.  For the avoidance of doubt, nothing set forth in the previous sentence shall release Operator from the duties and obligations provided for under Section 2.3 hereof.

ARTICLE FIVE
DELIVERIES

5.1                               The Operator’s Deliveries.

Concurrent with the execution of this Agreement on the date first written above, the Operator shall deliver, or cause to be delivered, the following to RG Chile:

(a)                                 a duly executed and legalized copy of the public deed of termination in the form attached hereto as Exhibit A (the “Public Deed of Termination”);

(b)                                 a legal opinion of Carey y Cia., counsel to Operator in a form satisfactory to Royal Gold, Inc. and RG Chile;

(c)                                  payment of the Royalty Termination Payment in cash or other immediately available funds, by wire transfer, in accordance with the written instructions of RG Chile; and

(d)                                 certified copies of resolutions of the directors and shareholders of the Operator approving the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Operator pursuant to this Agreement and the performance by Operator of its rights and obligations thereunder.

5.2                               RG Chile’s Deliveries.

Concurrent with the execution of this Agreement on the date first written above, RG Chile shall deliver, or cause to delivered, the following to the Operator:

(a)                                 a duly executed and legalized copy of the Public Deed of Termination;

(b)                                 a legal opinion of Urenda, Rencoret, Orrego y Dorr, Abogados, counsel to Royal Gold Inc. and RG Chile in a form satisfactory to the Operator; and

upon receipt of the Royalty Termination Payment from the Operator in accordance with Section 5.1(c), a receipt of RG Chile in favour of the Operator acknowledging receipt of the Royalty Termination Payment.

5.3                               Concurrent Delivery.

It shall be a condition of the execution and delivery of this Agreement that all matters of payment and the execution and delivery of documents by any Party to the other Parties pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete until everything required as a condition precedent to the execution and delivery of this Agreement has been paid, executed and delivered, as the case may be.

ARTICLE SIX
INDEMNITIES

6.1                               Indemnification.

(a)                                 RG Chile agrees to indemnify the Operator from and against, and to hold the Operator harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses or disbursements of any kind whatsoever (collectively “Losses”) which may at any time be imposed on, incurred by or asserted against the Operator in any way relating to or arising out of: (A) any breach by RG Chile of, or any misrepresentation or inaccuracy of any representation or warranty of RG Chile contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto; or (B) any breach or non-performance by RG Chile of any covenant or agreement to be performed by RG Chile contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto, including the registration of this Agreement and the registration of the release and cancellation of the Mortgages and Prohibitions.

(b)                                 The Operator agrees to indemnify RG Chile from and against, and to hold RG Chile harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against RG Chile in any way relating to or arising out of (A) any breach by the Operator of, or any misrepresentation or inaccuracy of, any representation or warranty of the Operator contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto; and (B) any breach or non-performance by the Operator of any covenant or agreement to be performed by the Operator contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

(c)                                  In no event will any Party be liable to another Party for any lost profits or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages.

(d)                                 The Parties acknowledge and agree that in the event a Party shall be entitled to be indemnified against any Losses pursuant to this Article 6, there shall be included in the indemnified amount an amount equal to any tax that may be payable by the recipient of the indemnification payment.

ARTICLE SEVEN
MISCELLANEOUS

7.1                               Governing Law.  This Agreement is to be governed by and construed under the laws of the Chile, without giving effect to those principles of conflicts of laws that might otherwise require application of the laws of any other jurisdiction.

7.2                               Dispute Resolution.

(a)                                 The Parties shall use reasonable commercial efforts to resolve any controversies, disputes or claims (a “Dispute”) arising under this Agreement. If for any reason any Dispute arising out of this Agreement is not resolved by negotiation and agreement within 30 days after the delivery of a written notice of Dispute, the Dispute shall be determined by arbitration as provided in this Section 7.2.

(b)                                 All Disputes shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The number of arbitrators shall be three. The place of Arbitration shall be Santiago, Chile. The language of the Arbitration shall be Spanish. Judgment may be entered upon an award in any court of competent jurisdiction.

(c)                                  The Party referring a Dispute to arbitration hereunder shall appoint an arbitrator in the arbitration petition and the respondent Party shall appoint an arbitrator in its response. If within thirty (30)

days after the date of the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the ICC. Within thirty (30) days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed by the ICC.

(d)                                 Notwithstanding the provisions of Section 7.2(a), the arbitral tribunal shall have the power to grant interim measures of protection, but, without derogating from the commitment to arbitrate or the power of the arbitral tribunal to grant such measures, it shall not be inconsistent with this Agreement for a party to apply to a court of competent jurisdiction for an interim measure of protection pending the commencement or completion of arbitration.

(e)                                  In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable attorney’s fees and disbursements, including experts witness fees, and any other costs of the proceeding. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential or special damages be awarded.

(f)                                   If contemporaneous Disputes arise under this Agreement, a single arbitration may be commenced in respect of the Disputes.

7.3                               Notices.  Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:

If to Operator:

Compañía Minera Teck Carmen de Andacollo

c/o Teck Resources Chile Limitada

Isidora Goyenechea 2800, Oficina 802

Las Condes, Santiago, Chile

Attention: Christian Arentsen

Facsimile:  (56-2) 464 5794

with a copy, which shall not constitute notice, to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard Street, P.O. Box 48600

Vancouver, British Columbia, V7X 1T2  Canada

Attention:  Fred R. Pletcher

Facsimile:  (604) 687-1415

with a copy, which shall not constitute notice, to:

Carey y Cía. Ltda.

Isidora Goyenechea 2800, Oficina 4201

Las Condes, Santiago, Chile

Attention:  Rafael Vergara G.

Facsimile:  (562) 2928- 2228

If to RG Chile:

Royal Gold Chile Limitada

c/o Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, CO  80202-1132  USA

Attention:

Bruce C. Kirchhoff

Vice President, General Counsel and Secretary

Facsimile:  (303) 595-9385

with a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202   USA

Attention:  Paul Hilton, Esq.

Facsimile:  (303) 899-7333

with a copy, which shall not constitute notice, to:

Urenda, Rencoret, Orrego y Dörr

Avda. Andrés Bello 2711, Floor 16

Las Condes

Santiago, Chile

Attention: Sergio Orrego

Facsimile:  (562) 499-5555

Any Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section 7.3.

7.4                               Assignment.  This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective permitted successors and permitted assigns.  No Party may assign all or any part of its rights, liabilities and obligations under this Agreement without the prior written consent of the other Parties to this Agreement.

7.5                               Survival.  All covenants, agreements, and indemnities made under this Agreement shall survive the execution and delivery of this Agreement and shall survive the Termination Effective Date until such covenants, agreements and indemnities have been performed or satisfied in accordance with the terms thereof.  All representations and warranties made under this Agreement shall survive the execution and delivery of this Agreement and shall survive the Termination Effective Date for a period of six months from the Termination Effective Date, except that any representation and warranty shall not terminate with respect to any item as to which a Party seeking indemnification under Article 6 has, prior to the expiration of such six month period, previously made a claim against the other indemnifying Party by delivering notice in accordance with this Agreement.

7.6                               Expenses.  Each of the Parties agrees to bear and pay its own costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement.

7.7                               Further Assurances.  The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

7.8                               Nature of Interests.  All of the covenants, conditions, and terms of this Agreement shall bind and inure to the benefit of the Parties and their permitted successors and assigns.

7.9                               Specific Performance.  Without limiting or waiving in any respect any rights or remedies of the Parties under this Agreement now or hereafter existing at law in equity or by statute, each Party shall be entitled to such specific performance of the obligations to be performed by the other Parties hereto in accordance with the provisions of this Agreement.  Such remedies of specific performance, however, shall be cumulative and not exclusive and shall be in addition to any other remedies which a Party may have under this Agreement or otherwise.

7.10                        Time of the Essence.  Time is of the essence in this Agreement.

7.11                        Entire Agreement.  This Agreement, together with the schedules and exhibits attached thereto, are the complete expression of the entire agreement of the Parties with respect to the subject matter hereof, and no oral promise, statement or representation not contained herein shall be binding on the Parties unless reduced to writing and signed by the Parties.

7.12                        Waiver and Amendment.  This Agreement may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by means of a written instrument that has been executed by the Party or Parties to be bound.

7.13                        Counterparts; Exchange by Facsimile or Electronic Delivery.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one single instrument.  This Agreement may be delivered by facsimile or electronic delivery.

7.14                        Taxes.

(a)                                 Except pursuant to Section 6.1(d), any Party receiving a payment under this Agreement, including the Royalty Termination Payment, shall be responsible for all taxes payable in respect of such payment.

(b)                                 If any Taxes are required by law to be deducted from or in respect of any amounts payable to a Party hereunder:

(i)                                     the Party making such payment will make such deductions; and

(ii)                                  the Party making such payment will pay the full amount deducted to the relevant taxing authority in accordance with applicable law, and such Party will promptly furnish to other Parties written proof of such payment.

7.15                        No Brokers or Commissions.  Each of the Parties acknowledges, agrees and represents and warrants to the other Parties that it has not engaged any broker, agent or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement and that it is not aware of any current or possible future claim for any brokerage, agency or finder’s fee or commission in connection with the transactions contemplated by this Agreement and that if any such claim should arise through, or under, or by virtue of any action taken by any party, such Party shall indemnify and hold harmless the others in respect thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

COMPAÑÍA MINERA TECK CARMEN DE ANDACOLLO

By:	/s/ Christian Arentsen de Grenade
Print Name: Christian Arentsen de Grenade
Title: Authorized Representative

By:	/s/ Francisco Javier Allendes Barros
Print Name: Francisco Javier Allendes Barros
Title: Director

ROYAL GOLD CHILE LIMITADA

By:	/s/ Sergio Orrego F.
Print Name: Sergio Orrego F.
Title: Authorized Representative

EXHIBIT A

Form of Public Deed of Termination

DECLARACIONES, RECIBO DE PAGO

Y

ALZAMIENTO DE HIPOTECAS Y PROHIBICIONES

ROYAL GOLD CHILE LIMITADA

Y

COMPAÑÍA MINERA TECK CARMEN DE ANDACOLLO

EN SANTIAGO DE CHILE, a nueve de julio del dos mil quince, ante mí, [Individualization of the Notary Public], comparecen don Sergio Orrego Flory, chileno, casado, abogado, cédula nacional de identidad número siete millones cincuenta y un mil setecientos veintisiete guión dos, en representación de Royal Gold Chile Limitada, una sociedad constituida en conformidad con las leyes de Chile, Rol Único Tributario número setenta y seis millones setecientos sesenta y tres mil doscientos cuarenta guión uno, para estos efectos ambos domiciliados en Avenida Andrés Bello, número dos mil setecientos once, piso dieciséis, comuna de Las Condes, Santiago (en adelante también “Royal Gold Chile”); y don Francisco Javier Allendes Barros, chileno, casado, abogado, cédula nacional de identidad número diez millones cientos sesenta mil ciento cincuenta y ocho guión siete y don Christian Andrés Arentsen de Grenade, chileno, casado, ingeniero comercial, cédula nacional de identidad número siete millones cuarenta y cuatro mil quinientos noventa y seis guión cuatro, en representación de Compañía Minera Teck Carmen de Andacollo, una sociedad contractual minera constituida en conformidad con las leyes de Chile, para estos efectos todos domiciliados en Isidora Goyenechea, número dos mil ochocientos, oficina ochocientos dos, comuna de Las Condes, Santiago (en adelante también “CDA”, y en conjunto con Royal Gold Chile, las “Partes”); los comparecientes, mayores de edad, quienes acreditan su identidad con las cédulas citadas y exponen:

PRIMERO: Antecedentes. (a) Mediante contrato celebrado por escritura pública otorgada con fecha doce de enero de dos mil diez en la Notaría de Santiago de don Andrés Rubio Flores, (Repertorio número cuarenta y dos / dos mil diez) (el “Contrato de Regalía”), CDA vendió, cedió y transfirió a Royal Gold, Inc., quien compró y adquirió para sí, un royalty o regalía, de conformidad a los términos y condiciones establecidos en dicho instrumento (la “Regalía”). (b) Mediante escritura pública otorgada con fecha veinticinco de enero de dos mil diez en la Notaría de Santiago de don Andrés Rubio Flores (Repertorio número ciento treinta y dos / dos mil diez), CDA declaró haber recibido por parte de Royal Gold, Inc. en forma íntegra y oportuna el pago del precio de compra de la Regalía equivalente a doscientos setenta y un millones trescientos setenta mil catorce dólares de los Estados Unidos de América mediante la entrega de (i) un millón doscientas cuatro mil ciento treinta y seis acciones del capital social de Royal Gold, Inc.; y (ii) doscientos diecisiete millones novecientos cuarenta y dos mil quinientos dólares, en dinero efectivo. (c) Mediante escritura pública otorgada con fecha veinticinco de enero de dos mil diez en la Notaría de Santiago de don Andrés Rubio Flores (Repertorio número ciento treinta y tres / dos mil diez), Royal Gold, Inc. vendió, cedió y transfirió a Royal Gold Chile todos los derechos que le correspondían en el Contrato de Regalía en los términos y condiciones que se establecen en dicho instrumento. (d) Mediante escritura pública otorgada con fecha veintinueve de diciembre de dos mil once en la Notaría de Santiago de don Andrés Rubio Flores (Repertorio número dos mil ochocientos noventa y cinco / dos mil once), CDA y Royal Gold Chile modificaron el Contrato de Regalía incorporando concesiones mineras o pertenencias adicionales (“Modificación del Contrato de Regalía”).

SEGUNDO: Declaraciones y recibo de pago. (a) CDA y Royal Gold Chile dejan testimonio en este acto que: (i) la hipoteca de primer grado descrita en la Cláusula Sexta letra (p) del Contrato de Regalía, se inscribió a fojas uno número uno del Registro de Hipotecas y Gravámenes del Conservador de Minas de Andacollo, del año dos mil diez; y las hipotecas de primer grado descritas en la Cláusula Tercera de la Modificación del Contrato de Regalía, se inscribieron a fojas uno número uno, fojas tres número dos, fojas cinco número tres, fojas siete número cuatro, y fojas nueve número cinco, todas del Registro de Hipotecas y Gravámenes del Conservador de Minas de Andacollo, del año dos mil doce (las “Hipotecas”); (ii) las prohibiciones descritas en la Cláusula Sexta letra (q) del Contrato de Regalía, se inscribieron a fojas uno número uno del Registro de Interdicciones y Prohibiciones del Conservador de Minas de Andacollo, del año dos mil diez; y las prohibiciones descritas en la Cláusula Cuarta de la Modificación del Contrato de Regalía, se inscribieron a fojas cuatro número cuatro, fojas siete número cinco, fojas diez número seis, fojas trece número siete, y fojas dieciséis número ocho, todas del Registro de Interdicciones y Prohibiciones del

Conservador de Minas de Andacollo, del año dos mil doce (las “Prohibiciones”); y (iii) Mediante escritura privada denominada Royalty Termination Agreement, suscrita con esta misma fecha, las Partes pusieron término al Contrato de Regalía y a la Modificación del Contrato de Regalía con efecto al  treinta de junio de dos mil quince (el “Contrato de Terminación”). (b) Royal Gold Chile declara que con esta misma fecha recibió de CDA, a su entera conformidad y satisfacción, la cantidad de  trescientos cuarenta y cinco millones de dólares de los Estados Unidos de América en dinero efectivo por concepto del pago de terminación establecido en la Sección dos punto dos del Contrato de Terminación. (c) No obstante la terminación del Contrato de Regalía y alzamiento de las Hipotecas y Prohibiciones de que se da cuenta en el presente instrumento, las Partes dejan constancia de ciertos pagos que CDA debe realizar  a Royal Gold Chile con posterioridad a esta fecha, según los términos de la Sección dos punto tres del Contrato de Terminación.

TERCERO: Alzamiento y Cancelación. Atendido que las Partes le pusieron término al Contrato de Regalía y a la Modificación del Contrato de Regalía, en este acto, CDA y Royal Gold Chile vienen en alzar y cancelar las Hipotecas y Prohibiciones descritas en la cláusula Segunda, letra (a) números (i) y (ii), y las anotaciones que se practicaron dejando constancia del alzamiento y cancelación de las Hipotecas y las Prohibiciones al margen de cada una de las respectivas Propiedades Mineras, según este término fue definido en la cláusula Primera del Contrato de Regalía y en la cláusula Segunda de la Modificación del Contrato de Regalía.

CUARTO: Rectificaciones o Aclaraciones. Las partes comparecientes confieren mandato suficiente a don Sergio Orrego Flory, cédula nacional de identidad número siete millones cincuenta y un mil setecientos veintisiete guión dos y a don Rafael Vergara Gutiérrez, cédula nacional de identidad número siete millones dieciocho mil novecientos dieciséis guión K para que, actuando en forma conjunta, realicen todos los actos y otorguen todos los instrumentos públicos o privados que fueren necesarios para aclarar, rectificar o complementar la presente escritura, en relación con la descripción de las Hipotecas y Prohibiciones descritas en la cláusula Segunda, letra (a) números (i) y (ii) precedentes, para el adecuado alzamiento y cancelación de las Hipotecas y las Prohibiciones; estando también facultados para, actuando ya sea conjunta o individualmente, efectuar las anotaciones necesarias en la escritura original, y en las escrituras individualizadas en la cláusula Primera, letras (a), (b), (c) y (d) precedentes, y solicitar las anotaciones, inscripciones y subinscripciones que sean necesarias en los Conservadores de Minas correspondientes.

QUINTO: Legalización e Inscripción. Se faculta al portador de una copia autorizada del presente instrumento para requerir todas las inscripciones, subinscripciones y anotaciones que pudieran ser necesarias en la notaría donde se otorgaron las escrituras referidas en la cláusula Primera de este instrumento y en los Conservadores de Minas correspondientes.

SEXTO: Gastos. Los gastos notariales y los honorarios de conservadores que originen el otorgamiento de esta escritura serán soportados por mitades por las Partes.

Personerías.  La personería de don Sergio Orrego Flory para actuar en representación de Royal Gold Chile Limitada consta de poder otorgado en Denver, Colorado, Estados Unidos de América, el veintiocho de Mayo de dos mil quince, el cual se encuentra debidamente legalizado y protocolizado con fecha quince de Junio de dos mil quince en la Notaría de Santiago de don Andrés Rubio Flores (Repertorio mil veintisiete / dos mil quince). La personería de don Francisco Javier Allendes Barros y de don Christian Andrés Arentsen de Grenade para actuar en representación de Compañía Minera Teck Carmen de Andacollo consta de escrituras públicas de fecha veintinueve de Noviembre de dos mil once (Repertorio cincuenta mil doscientos ochenta / dos mil once), diecinueve de febrero de dos mil ocho (Repertorio cuatro mil sesenta / dos mil ocho), todas ellas otorgadas en la Notaría de Santiago de doña María Gloria Acharán Toledo.

En comprobante y previa lectura, firman los comparecientes. Se da copia. Doy fe.

Sergio Orrego Flory
CNI N°
Royal Gold Chile Limitada

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Francisco Javier Allendes Barros
CNI N°
Compañía Minera Teck Carmen de Andacollo

Christian Andrés Arentsen de Grenade
CNI N°
Compañía Minera Teck Carmen de Andacollo

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